FOR IMMEDIATE RELEASE	Exhibit 99.1

February 7, 2012

THE WALT DISNEY COMPANY REPORTS

FIRST QUARTER EARNINGS

BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended December 31, 2011. Diluted earnings per share (EPS) for the quarter increased 18% to $0.80 from $0.68 in the prior-year quarter.

“We’re off to a good start in this fiscal year executing on our ongoing strategy, deriving greater value from our brands – Disney, Pixar, Marvel, ESPN and ABC – in the U.S. and around the globe,” said Disney President and CEO Robert A. Iger. “We are confident that our commitment to creating and providing exceptional family entertainment on multiple platforms continues to position us to deliver long-term shareholder value.”

The following table summarizes the first quarter results for fiscal 2012 and 2011 (in millions, except per share amounts):

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011	Change
Revenues	$10,779	$10,716	1%
Segment operating income (1)	$2,444	$2,208	11%
Net income (2)	$1,464	$1,302	12%
Diluted EPS (2)	$0.80	$0.68	18%
Cash provided by operations	$1,734	$1,119	55%
Free cash flow (1)	$1,100	$(94)	>100%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures below.
(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling (minority) interests.

SEGMENT RESULTS

The following table summarizes the first quarter segment operating results for fiscal 2012 and 2011 (in millions):

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011	Change
Revenues:
Media Networks	$4,779	$4,645	3%
Parks and Resorts	3,155	2,868	10%
Studio Entertainment	1,618	1,932	(16)%
Consumer Products	948	922	3%
Interactive Media	279	349	(20)%

	$10,779	$10,716	1%

Segment operating income (loss):
Media Networks	$1,193	$1,066	12%
Parks and Resorts	553	468	18%
Studio Entertainment	413	375	10%
Consumer Products	313	312	—%
Interactive Media	(28)	(13)	>(100)%

	$2,444	$2,208	11%

Media Networks

Media Networks revenues for the quarter increased 3% to $4.8 billion and segment operating income increased 12% to $1.2 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011	Change
Revenues:
Cable Networks	$3,309	$3,068	8%
Broadcasting	1,470	1,577	(7)%

	$4,779	$4,645	3%

Segment operating income:
Cable Networks	$967	$771	25%
Broadcasting	226	295	(23)%

	$1,193	$1,066	12%

Cable Networks

Operating income at Cable Networks increased $196 million to $967 million for the quarter due to growth at ESPN and, to a lesser extent, the worldwide Disney Channels. The increase at ESPN was driven by higher affiliate revenue reflecting contractual rate increases and a reduction in revenue deferrals related to annual program commitments. During the quarter, ESPN deferred $190 million of revenue compared to $266 million in the prior year quarter. The decrease was due to a change in the provisions related to annual programming commitments in an affiliate contract. Advertising revenues at ESPN were essentially flat as higher rates and units sold were offset by decreased ratings and a shift in the timing of the Rose Bowl, Fiesta Bowl and certain NBA games relative to our fiscal period end. Programming and production costs at ESPN were comparable to the prior-year quarter as the shift in the timing of college bowl and NBA games was offset by higher contractual rates for NFL and college football programming.

Higher operating income at the worldwide Disney Channels was due to increased advertising and affiliate revenue, partially offset by higher programming and production costs. Higher advertising revenue was driven by higher units sold and improved rates internationally. Affiliate revenue growth reflected subscriber growth internationally and contractual rate increases domestically.

Broadcasting

Operating income at Broadcasting decreased $69 million to $226 million driven by lower political advertising revenues at our owned television stations and higher marketing costs, partially offset by lower programming and production costs due to the absence of The Oprah Winfrey Show at the owned television stations. The increase in marketing costs was driven by an increase in the number of new series launches at the ABC Television Network. Advertising revenue at the ABC Television Network was essentially flat as higher advertising rates were offset by decreased ratings and units sold.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 10% to $3.2 billion and segment operating income increased 18% to $553 million. Results for the quarter were driven by increases at our domestic parks and resorts and Disney Cruise Line.

Higher operating income at our domestic parks and resorts was driven by increased guest spending and attendance, partially offset by increased costs. Increased guest spending reflected higher average ticket prices and food and beverage spending. Higher costs reflected labor cost inflation across our domestic parks and resorts, enhancement costs including investments in systems infrastructure and higher employee benefits costs at Walt Disney World Resort, and new guest offerings at Disneyland Resort including the expansion of Disney California Adventure. Higher operating income at Disney Cruise Line was due to a full period of operations of the Disney Dream which launched at the end of January 2011.

At our international parks and resorts, higher operating income at Hong Kong Disneyland Resort was offset by lower results at Disneyland Paris. The increase at Hong Kong Disneyland Resort reflected increased guest spending, driven by higher average ticket prices, daily hotel room rates, and food, beverage and merchandise spending, and increased attendance. Lower operating income at Disneyland Paris was driven by labor cost inflation and the absence of real estate sales which occurred in the prior-year quarter, partially offset by increased attendance and guest spending. Higher guest spending at Disneyland Paris was driven by increased average daily hotel room rates.

Studio Entertainment

Studio Entertainment revenues decreased 16% to $1.6 billion and segment operating income increased 10% to $413 million. The revenue decline was driven by fewer Disney branded titles in wide theatrical release in the current quarter along with an adverse impact from the timing of title availabilities in television markets and lower DVD volumes. Higher operating income was primarily due to an increase in worldwide theatrical results and lower film cost write-downs, partially offset by decreases in television distribution and worldwide home entertainment results.

Improved worldwide theatrical results reflected the benefit of lower distribution and marketing costs and production cost amortization which more than offset the revenue decline due to fewer Disney branded films in wide theatrical release. Key titles in the prior-year quarter included Tangled and Tron: Legacy while the current quarter included The Muppets.

Lower results in television distribution were driven by the timing of title availabilities, relative to our fiscal period end, in international markets. The decrease in worldwide home entertainment was primarily due to a decline in unit sales, partially offset by improved net effective pricing driven by a higher Blu-ray sales mix. The decrease in unit sales reflected the strength of Toy Story 3, Beauty and the Beast Platinum Release, A Christmas Carol and Sorcerer’s Apprentice in the prior-year quarter compared to Cars 2, The Lion King Platinum Release, Pirates of the Caribbean: On Stranger Tides and The Help in the current quarter, as well as lower sales of catalog titles.

Consumer Products

Consumer Products operating income of $313 million for the quarter was comparable to the prior-year quarter while revenues increased 3% to $948 million. At our retail business, increased revenue was driven by new stores in North America and holiday season promotions. Retail sales were driven by Cars and Tangled merchandise in the current quarter compared to Toy Story in the prior-year quarter. The revenue increase at retail was largely offset by higher operating costs associated with increased volume.

At Merchandise Licensing, operating income for the quarter was comparable to the prior-year quarter as the strength of Cars merchandise was largely offset by lower performance of Toy Story and Tangled merchandise.

Interactive Media

Interactive Media revenues for the quarter decreased 20% to $279 million and segment operating results decreased by $15 million to a loss of $28 million. Lower operating results were driven by a decrease at our console game business partially offset by improved social game results, consistent with our ongoing shift from console games to social and other interactive platforms. Social game results were driven by lower acquisition accounting impacts which were adverse to the prior-year quarter and improved title performance in the current quarter.

The decrease at our console game business was primarily due to fewer releases and the strength of Epic Mickey in the prior-year quarter. Significant titles in the current quarter included Disney Universe while the prior-year quarter included Toy Story 3 and Tron: Evolution in addition to Epic Mickey.

OTHER FINANCIAL INFORMATION

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011
Interest expense	$(116)	$(100)
Interest and investment income	26	5

Net interest expense	$(90)	$(95)

The increase in interest expense was driven by higher average debt balances.

The increase in interest and investment income for the quarter was driven by a gain on the sale of an investment in the current quarter and lower investment impairments in the current quarter compared to the prior-year quarter.

Income Taxes

The effective income tax rate is as follows:

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011
Effective Income Tax Rate	32.1%	35.4%

The effective income tax rate for the quarter decreased to 32.1% from 35.4%. The prior-year quarter included a net adverse tax rate impact of 2.5 percentage points from a gain on sale of business and an impairment charge.

In the prior-year quarter we recognized a gain on the sale of Miramax, and our book value of Miramax included non-deductible goodwill such that the taxable gain on the sale of Miramax resulted in tax expense that exceeded the book gain and an increase in the effective tax rate. The prior-year impairment charge related to assets that had tax basis in excess of the book value resulting in a tax benefit that exceeded the pre-tax impairment charge and a decrease in the effective tax rate.

Noncontrolling Interests

Net income attributable to noncontrolling interests increased $25 million to $57 million primarily due to higher results at ESPN. Net income attributable to noncontrolling interests is determined based on income after royalties, financing costs and income taxes.

Cash Flow

Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011	Change
Cash provided by operations	$1,734	$1,119	$615
Investments in parks, resorts and other property	(634)	(1,213)	579

Free cash flow (1)	$1,100	$(94)	$1,194

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

The increase in cash provided by operations was driven by higher receivable collections, the timing of payments of accounts payable and higher segment operating results, partially offset by higher television production and programming spending.

The decrease in capital expenditures was due to the final payment on the Disney Dream which occurred during our first quarter of fiscal 2011 compared to the final payment on the Disney Fantasy which will occur in the second quarter of fiscal 2012. This decrease was partially offset by higher current year expenditures for theme park and resort expansions and new guest offerings at Walt Disney World Resort and the development of Shanghai Disney Resort.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011
Media Networks
Cable Networks	$20	$12
Broadcasting	10	21

Total Media Networks	30	33

Parks and Resorts
Domestic	358	1,012
International	123	76

Total Parks and Resorts	481	1,088

Studio Entertainment	17	24
Consumer Products	16	13
Interactive Media	4	4
Corporate	86	51

Total investments in parks, resorts and other property	$634	$1,213

Depreciation expense was as follows (in millions):

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011
Media Networks
Cable Networks	$34	$31
Broadcasting	23	24

Total Media Networks	57	55

Parks and Resorts
Domestic	224	206
International	79	79

Total Parks and Resorts	303	285

Studio Entertainment	13	17
Consumer Products	13	12
Interactive Media	4	5
Corporate	46	38

Total depreciation expense	$436	$412

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Dec. 31, 2011	Oct. 1, 2011	Change
Current portion of borrowings	$3,160	$3,055	$105
Long-term borrowings	11,226	10,922	304

Total borrowings	14,386	13,977	409
Less: cash and cash equivalents	(3,766)	(3,185)	(581)

Net borrowings (1)	$10,620	$10,792	$(172)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $2,145 million and $2,311 million attributable to our consolidated international theme parks as of December 31, 2011 and October 1, 2011, respectively. Cash and cash equivalents attributable to our consolidated international theme parks totaled $625 million and $778 million as of December 31, 2011 and October 1, 2011, respectively.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding the impact of certain items, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items – The Company uses earnings per share excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about earnings per share exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported earnings per share to earnings per share excluding certain items:

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011	Change
Diluted EPS attributable to Disney as reported	$0.80	$0.68	18%
Exclude:
Restructuring and impairment charges	—	(0.01)	nm
Other income (1)	—	0.02	nm

Diluted EPS attributable to Disney excluding certain items (2)	$0.80	$0.68	18%

(1)	Other income for the prior-year quarter consists of gains on the sales of Miramax and BASS ($75 million).

(2)	Diluted EPS excluding certain items may not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011
Segment operating income	$2,444	$2,208
Corporate and unallocated shared expenses	(107)	(112)
Restructuring and impairment charges	(6)	(12)
Other income	—	75
Net interest expense	(90)	(95)

Income before income taxes	2,241	2,064
Income taxes	(720)	(730)

Net income	$1,521	$1,334

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, February 7, 2012, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 21, 2012 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2011 under Item 1A, “Risk Factors,” and subsequent reports.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited; in millions, except per share data)

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011

Revenues	$10,779	$10,716

Costs and expenses	(8,587)	(8,776)

Restructuring and impairment charges	(6)	(12)

Other income	—	75

Net interest expense	(90)	(95)

Equity in the income of investees	145	156

Income before income taxes	2,241	2,064

Income taxes	(720)	(730)

Net income	1,521	1,334

Less: Net income attributable to noncontrolling interests	(57)	(32)

Net income attributable to The Walt Disney Company (Disney)	$1,464	$1,302

Earnings per share attributable to Disney:
Diluted	$0.80	$0.68

Basic	$0.81	$0.69

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,824	1,927

Basic	1,798	1,891

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited; in millions, except per share data)

	Dec. 31, 2011	Oct. 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$3,766	$3,185
Receivables	6,787	6,182
Inventories	1,523	1,595
Television costs	880	674
Deferred income taxes	1,489	1,487
Other current assets	615	634

Total current assets	15,060	13,757
Film and television costs	4,519	4,357
Investments	2,685	2,435
Parks, resorts and other property, at cost
Attractions, buildings and equipment	35,462	35,515
Accumulated depreciation	(19,761)	(19,572)

	15,701	15,943
Projects in progress	2,899	2,625
Land	1,160	1,127

Total parks, resorts and other property, at cost	19,760	19,695
Intangible assets, net	5,063	5,121
Goodwill	24,170	24,145
Other assets	2,620	2,614

	$73,877	$72,124

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$7,671	$6,362
Current portion of borrowings	3,160	3,055
Unearned royalties and other advances	2,693	2,671

Total current liabilities	13,524	12,088

Borrowings	11,226	10,922
Deferred income taxes	2,879	2,866
Other long-term liabilities	6,825	6,795
Commitments and contingencies
Disney Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 4.6 billion shares, Issued – 2.8 billion shares	30,525	30,296
Retained earnings	38,762	38,375
Accumulated other comprehensive loss	(2,574)	(2,630)

	66,713	66,041

Treasury stock, at cost, 961.1 million shares at December 31, 2011 and 937.8 million shares at October 1, 2011	(29,456)	(28,656)

Total Disney Shareholders’ equity	37,257	37,385
Noncontrolling interests	2,166	2,068

Total equity	39,423	39,453

	$73,877	$72,124

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in millions)

	Quarter Ended
	Dec. 31, 2011	Jan. 1, 2011
OPERATING ACTIVITIES
Net income	$1,521	$1,334
Depreciation and amortization	485	447
Gains on dispositions	—	(75)
Deferred income taxes	(14)	(61)
Equity in the income of investees	(145)	(156)
Cash distributions received from equity investees	161	170
Net change in film and television costs	(256)	94
Equity-based compensation	100	99
Impairment charges	4	12
Other	144	113
Changes in operating assets and liabilities:
Receivables	(643)	(1,313)
Inventories	52	13
Other assets	23	58
Accounts payable and other accrued liabilities	(373)	(290)
Income taxes	675	674

Cash provided by operations	1,734	1,119

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(634)	(1,213)
Proceeds from dispositions	—	556
Acquisitions	(361)	(163)
Other	17	(61)

Cash used in investing activities	(978)	(881)

FINANCING ACTIVITIES
Commercial paper (repayments)/borrowings, net	(976)	496
Borrowings	1,590	—
Reduction of borrowings	(49)	(42)
Repurchases of common stock	(800)	(797)
Proceeds from exercise of stock options	114	404
Other	(9)	38

Cash (used)/provided by financing activities	(130)	99

Impact of exchange rates on cash and cash equivalents	(45)	(20)

Increase in cash and cash equivalents	581	317
Cash and cash equivalents, beginning of period	3,185	2,722

Cash and cash equivalents, end of period	$3,766	$3,039